Exhibit 5.7

DURIO, McGOFFIN, STAGG & ACKERMANN

ATTORNEYS AND COUNSELORS AT LAW

PROFESSIONAL CORPORATIONS

STEVEN G. DURIO		JAMES R. SHELTON
GARY McGOFFIN	220 HEYMANN BOULEVARD	RANDY M. GUIDRY
WILLIAM W. STAGG*	LAFAYETTE, LOUISIANA 70503
JEFFREY ACKERMANN		RYAN M. GOUDELOCKE
	P.O. BOX 51308	TRAVIS J. BROUSSARD
	LAFAYETTE, LOUISIANA 70505-1308	JONATHAN R. VILLIEN
	337-233-0300	DANIEL J. PHILLIPS
FAX 337-233-0694
	DMSFIRM.COM	durio@dmsfirm.com

*ALSO CERTIFIED TO PRACTICE BEFORE THE U.S. PATENT OFFICE

Reliance Steel & Aluminum Co.

350 South Grand Avenue, Suite 5100

Los Angeles, CA 90071

RE:	Aluminum and Stainless, Inc./
Debt Issuance Opinion

Ladies and Gentlemen:

We have acted as special counsel to Aluminum & Stainless, Inc., a Louisiana corporation (the “Company”), and have acted as such in connection with the preparation and filing by Reliance Steel & Aluminum Co., a California corporation (“Reliance”) and the other Guarantors (defined below) of a Registration Statement on Form S-3 (the “Registration Statement”) and the prospectus contained therein (the “Prospectus”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, by Reliance of certain securities, including Reliance’s debt securities (the “Debt Securities”), together with the guarantees thereof (the “Guarantees”) by the guarantors named in the Registration Statement (the “Guarantors”), to be issued in one or more series pursuant to a form of indenture between Reliance, the Guarantors and the trustee to be named therein (the “Indenture”).

In connection with the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Company’s Articles of Incorporation, as amended, and bylaws, and such agreements, documents, certificates and statements of government officials and other papers as we have deemed necessary or advisable as a basis for such opinions.  In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents.  In making our examination of executed documents and documents to be executed, we have assumed (i) that the parties thereto (other than the Company) had or will have the power, corporate or otherwise, and authority to enter into and perform all obligations thereunder, (ii) the due delivery by such parties of such documents and (iii) that such documents constitute or will constitute valid and binding obligations of such parties.  As to any facts material to the opinions expressed herein, which we have not independently established or verified, we have relied upon statements and representations of officers and representatives of the Company.

Based upon the foregoing, it is our opinion that:

1.                                      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana.

2.                                      The Company has the corporate power under the laws of the State of Louisiana to create, enter into and perform its obligations under the Indenture.

3.                                      When the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered; the specific terms of a particular series of Debt Securities has been duly authorized and established in accordance with the applicable Indenture; and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the applicable Indenture and the applicable underwriting or other agreement against payment therefor; the Guarantee will be a valid and binding obligation of the Company enforceable in accordance with its terms as provided in the Indenture and any supplemental indenture thereto.

The foregoing opinions are limited to the law of the State of Louisiana.  We express no opinion as to the laws of any other state or jurisdiction.

The foregoing opinions are subject to the following qualifications:

1.              The opinions expressed above are qualified to the extent that the legality, validity or enforceability against the Company of any provisions of the Indenture or the Guarantee or of any rights granted to you pursuant thereto may be subject to and affected by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, equitable subordination, moratorium or other laws affecting the rights of creditors generally.

2.              The enforceability of the Company’s obligations under the Indenture and the Guarantee are subject to general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforceability is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  Davis Polk & Wardwell LLP, special counsel to Reliance, may rely upon this opinion in connection with the registration of the Debt Securities and the Guarantees under the Securities Act and the offering of the Debt Securities and the Guarantees.

Sincerely,

/s/ Steven G. Durio